Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES ANNOUNCES EXECUTIVE RESIGNATIONS

HUDSON, OH – September 13, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) announced today that Brian P. Carney, executive vice president and chief financial officer, and Valerie Gentile Sachs, executive vice president, general counsel and secretary, have resigned from the company both effective at the end of the month.

Mr. Alan Rosskamm, chairman and chief executive officer stated, “While we deeply regret Brian and Valerie’s independent decisions to leave, we thank them for their contributions to Jo-Ann’s growth and wish them success in their new endeavors. However, we are fortunate to have a strong and experienced financial team in place, and we are confident that we will be able to accomplish a seamless transition.

“During the transition period our finance team will be led by Jim Kerr and Don Tomoff. Jim has been leading our effort to build a proactive financial organization that is fully integrated in company-wide day-to-day operations. Additionally, Don will continue to be responsible for investor relations, financial reporting and the company’s treasury and tax operations.”

James C. Kerr, vice president and controller, 43, joined the company in February 1998 and has 21 years of financial and accounting management experience, the majority of which has been with publicly-held retail companies. Donald R. Tomoff, vice president, finance and treasurer, 46, joined Jo-Ann in February 1999 and has 24 years of progressive experience in corporate accounting and finance.

Rosskamm added, “While we conduct a national search for a replacement for the general counsel position, the responsibilities of that position will be handled by our outside corporate law firm, as they were prior to Valerie joining our company as our first general counsel in 2003.”

Mr. Carney, 45, is leaving to become executive vice president and chief financial officer for Greenville, South Carolina-based Bi-Lo, LLC, a supermarket chain with annual revenues of approximately $4 billion, which was recently acquired in a leveraged buy-out transaction with Ahold, USA. Ms. Sachs, 50, is joining the senior management team of the Cleveland, Ohio-based OM Group, Inc., a leading international producer and marketer of metal-based specialty chemicals and related materials, as vice president, general counsel and corporate secretary.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 712 Jo-Ann Fabrics and Crafts traditional stores and 135 Jo-Ann superstores.